Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
October 18, 2007	Tim Taylor
Chief Financial Officer
(773)832-3470
E-mail: ttaylor@corusbank.com
CORUS BANKSHARES REPORTS
THIRD QUARTER EARNINGS
Chicago, Illinois — Corus Bankshares Inc. (NASDAQ: CORS). Corus’ 2007 third quarter earnings were $35.5 million, or $0.61 per diluted share, down 31% from $51.1 million, or $0.88 per diluted share, in the third quarter of 2006. The year-to-date 2007 results were $104.3 million, or $1.81 per diluted share compared to $142.3 million, or $2.45 per diluted share in 2006, a decline of 27%. The 2007 results include pre-tax security gains of $11.0 million and $8.8 million for the three and nine months ended September 30, 2007, respectively. Excluding security gains, Corus’ 2007 third quarter and year-to-date earnings were $28.3 million and $98.6 million, respectively.
“The U.S. residential housing market and mortgage markets continue to show signs of significant weakness. With a business focused on providing financing to developers of residential condominiums, this ongoing correction in the residential housing market is clearly adversely affecting Corus. The repercussions include decreased loan originations and, as a result, decreased loans outstanding, increased nonperforming loans and the first charge-offs Corus has experienced on its condominium loan portfolio occurring this year” said Robert J. Glickman, President and Chief Executive Officer.
Glickman stated that “For the year-to-date, we have recorded loan loss provisions totaling over $32 million, $15 million of which was booked during the third quarter of 2007. Nonaccrual loans as of the end of the third quarter total approximately $200 million, essentially on par with three months ago, but clearly up considerably from last year-end. A loan is placed on nonaccrual when we have fundamental concerns about the borrower’s ability to pay all principal and interest due on the loan. In the case of loans financing condominium projects, this generally means we are concerned that sales of condominium units in the project may not be able generate sufficient cash flow to fully repay our loan. We continue to work with sponsors of these loans and, at this point, only one of the loans is delinquent.

While it is clear the housing market has its difficulties, Corus has nonetheless originated $1.7 billion in commercial real estate loans through the first nine months of this year. I am quite pleased with the level of originations, and would not be surprised to see total originations for the year reach $2 billion to $2.5 billion. While down from prior years, this is still a significant volume, especially considering that in the past several years we originated a significant number of condominium conversion loans whereas this year we originated virtually no loans in that category. I would be satisfied if we could achieve that level of originations, and I think it would reflect the fact that even in down markets, well-conceived condominium projects can and do move ahead. We do not believe we have lowered our credit standards in pursuit of this new business.
The housing market’s woes have also given rise to turmoil in the mortgage market. While the ‘prime’ portion of the mortgage market has also suffered from reduced availability of credit, the most acute (and seemingly longer term) issues appear to be concentrated in the ‘subprime’ and, to a slightly lesser degree, ‘Alt-A’ segments of the home loan market. It is ultimately unclear how much of an impact the mortgage market’s current problems will have on our business of financing condominium development, especially when viewed over a longer time horizon. Corus does not make or purchase any subprime or Alt-A mortgages. Moreover, none of the Bank’s nearly $5 billion investment portfolio is invested in residential home mortgages.
In summary, at this point in the housing cycle, we are experiencing a disappointing decrease in origination volume, and a certain, albeit very manageable, degree of problem loans. We anticipate that problem loans could get worse before they get better. Nevertheless, we are bullish that in the long run condominiums and condominium construction will remain a permanent fixture in the U.S. housing market. With the reputation Corus has built as an expert in this niche, with our highly experienced and trained staff, and with our strong balance sheet and income statement, we are very well positioned to capitalize on the eventual housing recovery that we are confident will occur.”
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). Corus Bank, N.A., is an active lender nationwide, specializing in condominium construction, conversion, and inventory loans. Corus also provides financing for hotel, office, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $7.7 billion. Corus Bank and its holding company, Corus Bankshares, will hold loans of up to $180 million. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2007	2006	2005
For the Three Months Ended September 30:
Net income	$35,484	$51,117	$39,831
Diluted earnings per share	0.61	0.88	0.69
Average earning assets	9,284,509	9,646,429	6,985,146
Net interest income (fully taxable equivalent)	73,847	91,732	66,983
Noninterest income (without securities gains/losses)	3,633	3,259	3,459
Net operating revenue (1)	77,480	94,991	70,442
Cash dividends declared per common share	0.250	0.250	0.175
Net interest margin (fully taxable equivalent)	3.18%	3.80%	3.84%
Return on average equity	17.1%	26.3%	24.8%
Return on average assets	1.5%	2.1%	2.2%
Efficiency ratio (3)	24.1%	16.8%	21.7%

For the Nine Months Ended September 30:
Net income	$104,280	$142,267	$99,136
Diluted earnings per share	1.81	2.45	1.72
Average earning assets	9,545,542	9,224,978	6,044,386
Net interest income (fully taxable equivalent)	228,390	262,917	177,560
Noninterest income (without securities gains/losses)	10,089	9,770	11,846
Net operating revenue (1)	238,479	272,687	189,406
Cash dividends declared per common share (2)	1.750	0.650	0.525
Net interest margin (fully taxable equivalent)	3.19%	3.80%	3.92%
Return on average equity	16.4%	25.7%	21.4%
Return on average assets	1.4%	2.0%	2.1%
Efficiency ratio (3)	22.4%	18.2%	23.6%

Capital Ratios at September 30:
Leverage (Tier 1 capital to quarterly average assets)	11.26%	10.34%	11.59%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	14.70%	12.84%	11.42%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	17.85%	15.51%	14.05%
Common equity to total assets	9.02%	8.21%	8.45%

Common Stock Data at September 30:
Market price per common share	$13.02	$22.36	$27.42
Common shareholders’ equity per share	14.72	14.45	11.71
Shares outstanding at end of period	56,412	55,984	55,778

(1)	Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).

(2)	Includes $1.00 per common share special cash dividend declared on June 21, 2007.

(3)	Noninterest expense less goodwill amortization, divided by net operating revenue.
Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Condensed Consolidated Balance Sheets (Unaudited)

	September 30	December 31	September 30
(Dollars in thousands)	2007	2006	2006

Assets
Cash and due from banks — noninterest-bearing	$115,056	$121,564	$130,948
Federal funds sold	176,600	319,700	276,000

Cash and Cash Equivalents	291,656	441,264	406,948
Securities:
Available-for-sale, at fair value
U.S. Government and agencies	4,566,644	5,178,270	4,829,443
Common stocks	165,271	217,042	204,611
Other securities	36,761	35,955	31,724

Total Securities	4,768,676	5,431,267	5,065,778
Loans, net of unearned income	4,082,102	4,141,979	4,339,500
Less: Allowance for loan losses	62,850	45,293	42,157

Loans, net	4,019,252	4,096,686	4,297,343
Accrued interest receivable and other assets	54,479	48,236	45,983
Other real estate owned	40,387	8,439	—
Premises and equipment, net	26,625	27,376	27,429
Goodwill, net of accumulated amortization	4,523	4,523	4,523

Total Assets	$9,205,598	$10,057,791	$9,848,004

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$279,650	$309,267	$330,206
Interest-bearing	7,566,145	8,395,408	8,219,370

Total Deposits	7,845,795	8,704,675	8,549,576
Long-term debt — subordinated debentures	404,647	384,028	384,028
Other borrowings	51,075	39,419	5,661
Accrued interest payable	19,197	27,481	31,689
Dividends payable	14,103	14,061	13,996
Other liabilities	40,335	43,600	54,201

Total Liabilities	8,375,152	9,213,264	9,039,151
Shareholders’ Equity:
Common stock, surplus, and retained earnings	793,553	789,926	755,212
Accumulated other comprehensive income	36,893	54,601	53,641

Total Shareholders’ Equity	830,446	844,527	808,853

Total Liabilities and Shareholders’ Equity	$9,205,598	$10,057,791	$9,848,004

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In thousands, except per-share data)	2007	2006	2007	2006
Interest, Loan Fees, and Dividend Income:
Interest and fees on loans	$111,071	$130,971	$338,982	$380,945
Federal funds sold	3,290	5,000	12,372	13,924
Securities:
Interest	63,335	60,638	197,205	146,604
Dividends	1,720	1,745	5,036	5,465

Total Interest, Loan Fees and Dividend Income	179,416	198,354	553,595	546,938

Interest Expense:
Deposits	97,238	99,552	301,051	264,526
Long-term debt — subordinated debentures	7,987	7,594	22,873	20,962
Other borrowings	1,003	158	3,204	659

Total Interest Expense	106,228	107,304	327,128	286,147

Net Interest Income	73,188	91,050	226,467	260,791
Provision for credit losses	15,000	—	32,500	3,000

Net Interest Income after Provision for Credit Losses	58,188	91,050	193,967	257,791

Noninterest Income:
Service charges on deposit accounts	2,455	2,791	7,656	8,185
Securities gains/(losses), net	10,983	8	8,755	(535)
Other Real Estate Owned	689	—	883	—
Other income	489	468	1,550	1,585

Total noninterest income	14,616	3,267	18,844	9,235

Noninterest Expense:
Employee compensation and benefits	11,408	11,093	33,443	34,920
Net occupancy	1,124	1,010	3,332	2,987
Other Real Estate Owned/Protective Advances	1,005	—	2,837	—
Data processing	569	513	1,770	1,485
Depreciation — furniture & equipment	489	465	1,435	1,269
Other expenses	4,076	2,915	10,634	8,990

Total noninterest expense	18,671	15,996	53,451	49,651

Income before income taxes	54,133	78,321	159,360	217,375
Income tax expense	18,649	27,204	55,080	75,108

Net Income	$35,484	$51,117	$104,280	$142,267

				$-
Net Income Per Common Share:
Basic	$0.63	$0.91	$1.85	$2.54
Diluted	$0.61	$0.88	$1.81	$2.45
Weighted Average Common and Common Equivalent Shares Outstanding	57,753	57,914	57,601	57,981

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended September 30
	2007			2006
		Interest,			Interest,
	Average	Fees, and	Yield/	Average	Fees, and	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$5,076,822	$66,634	5.25%	$5,052,488	$65,646	5.20%
Common stocks (2)	179,187	2,369	5.29%	192,722	2,403	4.99%
Nonaccrual loans	211,809	2,289	4.32%	—	—	NA
Loans, net of unearned income (3)	3,816,691	108,783	11.40%	4,401,219	130,987	11.90%

Total earning assets	9,284,509	180,075	7.76%	9,646,429	199,036	8.25%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	74,934			80,795
Allowance for loan losses	(47,970)			(42,232)
Premises and equipment, net	26,862			27,476
Other real estate owned	40,387			—
Other assets, including goodwill	44,324			47,184

Total Assets	$9,423,046			$9,759,652

Liabilities and Shareholders’ Equity
Deposits — interest-bearing:
Retail certificates of deposit	$5,603,361	$74,701	5.33%	$5,607,959	$70,579	5.03%
Money market deposits	1,553,352	17,601	4.53%	1,839,019	22,387	4.87%
NOW deposits	255,637	1,463	2.29%	300,057	2,001	2.67%
Brokered certificates of deposit	222,634	3,313	5.95%	293,014	4,413	6.02%
Savings deposits	127,884	160	0.50%	138,495	172	0.50%

Total interest-bearing deposits	7,762,868	97,238	5.01%	8,178,544	99,552	4.87%
Long-term debt — subordinated debentures	404,647	7,987	7.90%	384,028	7,594	7.91%
Other borrowings (4)	52,927	1,003	7.58%	5,705	158	NM

Total interest-bearing liabilities	8,220,442	106,228	5.17%	8,568,277	107,304	5.01%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	285,874			309,508
Other liabilities	85,034			104,110
Shareholders’ Equity	831,696			777,757

Total Liabilities and Shareholders’ Equity	$9,423,046			$9,759,652

Interest income and loan fees/average earning assets	$9,284,509	$180,075	7.76%	$9,646,429	$199,036	8.25%
Interest expense/average interest-bearing liabilities	$8,220,442	106,228	5.17%	$8,568,277	107,304	5.01%

Net interest spread		$73,847	2.59%		$91,732	3.24%

Net interest margin			3.18%			3.80%

NA — Not Applicable

NM — Not Meaningful

Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1)	Liquidity management assets include federal funds sold and securities other than common stocks.

Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $648,000 and $658,000 for 2007 and 2006, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(4)	Other borrowings may include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Nine Months Ended September 30
	2007			2006
		Interest,			Interest,
	Average	Fees, and	Yield/	Average	Fees, and	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$5,352,649	$209,601	5.22%	$4,484,535	$160,553	4.77%
Common stocks (2)	197,188	6,935	4.69%	190,635	7,525	5.26%
Nonaccrual loans	185,667	4,859	3.49%	—	—	NA
Loans, net of unearned income (3)	3,810,038	334,123	11.69%	4,549,808	380,986	11.16%

Total earning assets	9,545,542	555,518	7.76%	9,224,978	549,064	7.94%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	77,893			96,069
Allowance for loan losses	(46,304)			(41,633)
Premises and equipment, net	27,109			26,988
Other real estate owned	19,410			—
Other assets, including goodwill	39,457			42,426

Total Assets	$9,663,107			$9,348,828

Liabilities and Shareholders’ Equity
Deposits — interest-bearing:
Retail certificates of deposit	$5,728,928	$227,734	5.30%	$5,204,268	$182,098	4.67%
Money market deposits	1,637,778	57,353	4.67%	1,816,013	62,562	4.59%
NOW deposits	269,307	4,791	2.37%	308,860	5,764	2.49%
Brokered certificates of deposit	244,814	10,700	5.83%	330,684	13,568	5.47%
Savings deposits	127,600	473	0.49%	144,541	534	0.49%

Total interest-bearing deposits	8,008,427	301,051	5.01%	7,804,366	264,526	4.52%
Long-term debt — subordinated debentures	391,279	22,873	7.79%	375,814	20,962	7.44%
Other borrowings (4)	58,437	3,204	7.31%	10,632	659	NM

Total interest-bearing liabilities	8,458,143	327,128	5.16%	8,190,812	286,147	4.66%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	279,109			311,904
Other liabilities	79,927			107,125
Shareholders’ Equity	845,928			738,987

Total Liabilities and Shareholders’ Equity	$9,663,107			$9,348,828

Interest income and loan fees/average earning assets	$9,545,542	$555,518	7.76%	$9,224,978	$549,064	7.94%
Interest expense/average interest-bearing liabilities	$8,458,143	327,128	5.16%	$8,190,812	286,147	4.66%

Net interest spread		$228,390	2.60%		$262,917	3.28%

Net interest margin			3.19%			3.80%

NA — Not Applicable

NM — Not Meaningful

Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1)	Liquidity management assets include federal funds sold and securities other than common stocks.

Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $1.9 million and $2.1 million for 2007 and 2006, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(4)	Other borrowings may include federal funds purchased.

Net Interest Income and Net Interest Margin
Net interest income, which is the difference between interest income and points/fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.
For the three and nine months ended September 30, 2007, Corus’ net interest income decreased to $73.2 million and $226.5 million, respectively, from $91.1 million and $260.8 million for the same periods in 2006. The decline in net interest income is the result of several factors, including the overall decline in average loans outstanding (Corus’ highest yielding asset), decreased loan point/fees and an increase in nonaccrual loans.
Declines in loan points/fees, which are included in loan interest income, also impacted year-over-year fluctuations in net interest income. Declines in loan points/fees were primarily caused by decreased loan originations in 2007 plus significant loan fees having been recognized in 2006 income as a result of loans paying off prior to maturity. Loan points/fees for the three months ended September 30, 2007 and September 30, 2006, were $19.0 million and $27.2 million, respectively. This represents a decline of $8.2 million, or 30%. Loan points/fees for the nine months ended September 30, 2007 and September 30, 2006, were $62.9 million and $75.5 million, respectively. This represents a decline of $12.6 million, or 17%.
The NIM for the three and nine months ended September 30, 2007 was 3.18% and 3.19%, respectively, a decrease of 62 and 61 basis points from the respective periods ended September 30, 2006. Corus’ NIM is impacted by numerous factors. For the nine months ended September 30, 2007, three factors combined to put downward pressure on the NIM. First, average loan balances for the period declined while deposits increased. This interplay between the changes in loan balances, Corus’ highest yielding asset, compared to the growth in interest-bearing liabilities had an unfavorable impact on the NIM. Second, as mentioned above, loan points/fees declined by $12.6 million compared to 2006. Finally, for the three and nine months ended September 30, 2007, Corus recorded interest income on nonaccrual loans of $2.3 million and $4.9 million, respectively. This interest income would have been $2.8 million and $8.5 million higher for the three and nine months ended September 30, 2007, respectively, had the loans been accrual.
The decline in the NIM for the quarter ended September 30, 2007, compared to 2006, was essentially driven by the same factors as the year-to-date period. With deposits declining, however, the interplay between changes in loan balances and changes in deposits was less significant. Much of the decrease in the NIM can be attributed to the decline in loan points/fees of $8.2 million. Nonaccrual loans contributed to the unfavorable comparison to the prior year as well.

Nonaccrual Loans - Corus’ policy is to discontinue the accrual of interest on loans when there is reasonable doubt as to the ultimate collectibility of interest or principal, or in certain circumstances when the loan is past due over 90 days. Interest payments received on nonaccrual loans are either applied against principal (“cash-to-principal”) or reported as interest income (“cash-to-interest”), according to management’s judgment as to the collectibility of principal, which may change as conditions dictate (see the “Nonaccrual, Past Due, OREO and Restructured Loans” section for further discussion and details).
Noninterest Income
Noninterest income consists primarily of service charge income, gains or losses from investment security transactions and income from Other Real Estate Owned (“OREO”). For the three and nine months ended September 30, 2007, the fluctuations compared to 2006 were largely due to security gains and losses as detailed below, and OREO income of $0.7 million and $0.9 million, respectively.
Securities Gains/(Losses), net
The following details the net securities gains/(losses) by source for the three- and nine-month periods ended September 30, 2007 and September 30, 2006:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2007	2006	2007	2006
Gains on common stocks (cash transactions)	$5,068	$—	$18,093	$—
Gains on common stocks (stock-for-stock)	8,761	—	8,761	—
Charge for “other than temporary” impairment	(2,846)	—	(18,099)	(543)
Other	—	8	—	8

Total securities gains/(losses), net	$10,983	$8	$8,755	$(535)

Gains on common stocks
Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company. With regard to stock-for-stock transactions, there is no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.
In the third quarter of 2007, mergers involving two companies in which Corus held equity investments were completed. National City Corp. completed its acquisition of MAF Bancorp, Inc. in a stock-for-stock transaction, which resulted in a gain of $8.8 million. In addition, Banco Bilbao Vizcaya Argentaria (“BBV”) acquired Compass Bancshares, Inc., also in a stock-for-stock transaction. Management chose to liquidate its position in BBV before quarter end and, as such, characterizes this as a “cash transaction” that resulted in a $5.1 million gain.

Year-to-date gains from cash transactions also include a $13.0 gain from the liquidation of Corus’ investment in Fremont General Corporation (“Fremont”). The Fremont gain was preceded by a $15.3 million write-down of the same investment in the first quarter of 2007 and write-downs in 2006 of $1.4 million. The write-downs were recorded in accordance with the accounting guidelines known as “Other-Than-Temporary” impairment (see below for additional discussion).
Charge for “other-than-temporary” impairment
During the third quarter of 2007, Corus recorded a charge of $2.8 million related to “other-than-temporary” declines in value of a certain common stock held by Corus. This charge was not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications. These charges were recorded in accordance with the accounting guidelines known as “other-than-temporary” impairment. As referenced above, Corus also recorded an “other-than-temporary” impairment charge in the first quarter of 2007 related to an investment in Fremont General Corporation.
Noninterest Expense
For the three and nine months ended September 30, 2007, noninterest expense increased by $2.7 million, or 17%, and $3.8 million, or 8%, respectively, as compared to the three and nine months ended September 30, 2006.
The increase resulted partially from costs associated with problem loans where the Company had either completed foreclosure proceedings and taken ownership of the property (Other Real Estate Owned, “OREO”, see the OREO section for further discussion and details) or was in the process of foreclosing (costs we refer to as Protective Advances). These costs totaled $1.0 million and $2.8 million for the three and nine months ended September 30, 2007, respectively. While there are various expenses associated with these properties, real estate taxes and insurance have thus far comprised the majority of the cost. Partially offsetting these expenses was OREO income, which is included in noninterest income.
Additionally, during the three and nine months ended September 30, 2007, deposit insurance expense increased by $1.1 million and $1.2 million, respectively, as compared to the same periods in 2006. These increases, which Corus had previously provided an estimate of, were due to deposit insurance reform legislation in 2007. While the FDIC allowed financial institutions a onetime credit to be used against the insurance increase, Corus’ credit was exhausted early in the third quarter.
For the year-to-date period ended September 30, 2007, the increases mentioned above were partially offset by a decline in compensation expense of $1.5 million. The decline is primarily driven by lower accruals for the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program rewards commercial loan officers for originating new loans and the size of the commissions is based on the amount of interest and points/fees earned on those loans.

The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). Corus’ efficiency ratios continue to be among the very best in the banking industry at 24.1% and 22.4% for the three and nine months ended September 30, 2007, respectively, and 16.8% and 18.2% for the same periods ended September 30, 2006.
Common Stock Portfolio
At September 30, 2007, Corus held investments in the common stocks of 15 financial industry companies valued at $165.3 million, including net unrealized gains of $59.0 million. The decline in the market value of the common stocks, which has decreased from $217 million at December 31, 2006, is due to having sold $32 million of securities which have not been reinvested in common stocks, with the remaining $20 million difference due to decreases in market value of those stocks still in our portfolio. These securities are all held by the holding company (i.e., not by the Bank). The following is a list of Corus’ holdings as of September 30, 2007:

		Market	Percentage of
Corporation	Shares Held	Value	Portfolio
(dollars in thousands)
Amcore Financial, Inc.	69,100	$1,722	1.0%
Associated Banc Corp.	121,179	3,590	2.2
Bank of America Corp.	670,594	33,711	20.4
Bank of NY Mellon Corp.	94,340	4,164	2.5
Citigroup Inc.	225,000	10,501	6.4
Comerica Inc.	264,300	13,553	8.2
Discover Financial Services	41,000	853	0.5
JP Morgan Chase & Co.	500,864	22,950	13.9
Merrill Lynch & Co. Inc.	132,000	9,409	5.7
Morgan Stanley	82,000	5,166	3.1
National City Corp.	482,970	12,118	7.3
Regions Financial Corp.	515,154	15,187	9.2
SunTrust Banks Inc.	48,000	3,632	2.2
US Bancorp	268,870	8,746	5.3
Wachovia Corp.	398,191	19,969	12.1

Total		$165,271	100.0%

During the three and nine months ended September 30, 2007, Corus earned dividends on the stock portfolio of $1.7 million and $5.0 million, respectively, compared to $1.7 million and $5.5 million during the same periods of 2006.

Securities Other Than Common Stocks
These securities represent the Bank’s portfolio of investment, virtually all of which are held as “available-for-sale”. At September 30, 2007, available-for-sale securities other than common stocks decreased to $4.6 billion, from $4.9 billion at September 30, 2006. As of September 30, 2007, nearly the entire available-for-sale portfolio was scheduled to mature within six months.
As is the case with most securities with original maturities one year or less, they are sold at a discount to the value at maturity (Treasury securities with original maturities of one year or less are sold this same way). The interest on these securities is not “earned” at maturity, but rather over the life of the investment and, as such, this income is recognized over the life of the investment (termed “accretion”).
During the nine months ended September 30, 2007, the Company earned $197.2 million of interest income from the investment portfolio, of which $181.9 million came from accretion related to the discount securities. By comparison, during the nine months ended September 30, 2006, the Company earned $146.6 million of interest income from the investment portfolio, of which $128.4 million came from accretion.
Loan Portfolio
The following table details the composition of Corus’ outstanding loans:

	Outstanding Loan Balances
	September 30	December 31	September 30
(in millions)	2007	2006	2006

Commercial real estate:
Condominium:
Construction	$3,096	$2,615	$2,486
Conversion	702	1,288	1,473

Total condominium	3,798	3,903	3,959
Other commercial real estate:
Office	102	100	95
Rental apartment	57	10	10
Hotel	35	22	57
Other	28	30	140
Loans less than $1 million	8	10	12

Total commercial real estate	4,028	4,075	4,273
Commercial	35	42	40
Residential real estate and other	19	25	27

Loans, net of unearned income	$4,082	$4,142	$4,340

Mezzanine loans included in total commercial real estate	$141	$196	$158

Commercial Real Estate Lending
Overview
During the past few years, Corus’ lending has focused almost exclusively on condominium projects. These projects include both construction of new buildings and conversion of existing apartment buildings. Corus’ loans are collateralized by the underlying property and are almost always variable rate. As of September 30, 2007, 97% of Corus’ commercial real estate loans were variable rate, the vast majority tied to 3-month LIBOR and resetting quarterly. While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well. Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan. Interest rates charged for mezzanine loans are meaningfully higher than those charged for first mortgage loans (and also tend to be fixed rate), but also carry additional risk.
Condominium construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years. These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.
Originations — The residential housing market, including the condominium market, went through a boom cycle during the late 1990s and in the early years of this decade. However, beginning in 2006, this cycle began to wane and loan origination volume began to slow. Each of the past several quarters has seen ongoing deterioration in most condominium markets nationwide, and we believe matters will get worse before they get better. We are not comfortable predicting when a turnaround might occur, and we try to underwrite new deals without making aggressive assumptions about the future. Of course, one person’s conservative assumption might appear to be aggressive to another, and these are highly subjective considerations.
In the third quarter of 2007, the Bank originated $806 million of commercial real estate loans, essentially all condominium construction loans (see Originations table below). This was a relatively large volume of loans for us as compared to prior quarters this year. However, we believe it is a mistake to dwell on our quarterly origination figures. Corus originates a relatively small number of rather large loans, which can make our origination pattern look lumpy, with wide fluctuations from quarter to quarter.
Our best estimate for total new business by year-end 2007 would be between $2 billion to $2.5 billion in new loans. While down from prior years, this is still a significant volume, especially considering that in the past several years we originated a large number of condominium conversion loans whereas this year we originated virtually no loans in that category. We would be satisfied if we could achieve that level of originations, and believe this reflects that even in down markets, well-conceived condominium projects can and do move ahead. We do not believe we have lowered our credit standards in pursuit of this new business.

Loan Balances - Future loan balances are also inherently difficult to predict. Loan balances result from the complex interplay of originations, funding of construction loans, the paydown of loans from the sales of condominium units, and the payoff of loans due to refinancing, collateral sales or otherwise. Once originated, construction loan commitments will generally fund over 18 to 30 months. This is perhaps the easiest piece of the puzzle to size up, though clearly includes a level of uncertainty. It is far more difficult to forecast the pace of condominium sales and the resulting loan paydowns.
Outstanding loans have actually grown over the past two quarters, and are almost where they stood at year-end 2006. This reflects slower paydowns on existing loans, and also increased fundings on existing commitments, as construction ramps up on the very large volume of construction loans that we originated in 2006. While loan balances outstanding are the main driver of current earnings, we believe that total commitments are an equally important measure. Total commitments have dropped for six straight quarters now, from a peak of $9.0 billion as of March 31, 2006, to $7.8 billion as of September 30, 2007.
Future Paydowns from Condominium Sales - Lower paydowns from fewer project completions is a timing issue, and does not, in and of itself, raise credit concerns. On the other hand, lower paydowns due to weak sales is a very different dynamic. At this time, we anticipate that projects securing approximately $1.2 billion of construction loans will be completed in the fourth quarter of this year, with projects securing another $2.4 billion to be completed next year. Projects securing over $2.3 billion in loans will not be complete until some time in 2009, or perhaps even 2010. At times it feels like our business moves in slow motion. Of course, construction schedules can change, and delays occur. These are merely estimates at this time.
Personnel
Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 20 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 5 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by no turnover in the last five years.
Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President — Commercial Lending), and Timothy J. Stodder (Senior Vice President — Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

Incentive Compensation — A significant portion of commercial loan officer compensation is based on amounts earned from the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program has been devised to compensate officers for successfully originating a loan, earning an acceptable interest spread over the term of the loan, and ultimately collecting all amounts in full. Management believes the program motivates officers to make safe loans and aligns the officers’ goals with the Company’s interests.
Commercial Real Estate Loan Portfolio — Unfunded Commitments
In addition to funded amounts, Corus has unfunded commitments totaling $3.7 billion as of September 30, 2007, almost exclusively for construction loans.

	Commercial Real Estate Loans - Unfunded Commitments
	September 30	December 31	September 30
(in millions)	2007	2006	2006

Loans — unfunded portion	$3,547	$4,217	$3,967
Commitment letters (1)	161	65	393
Letters of credit	1	2	3

Total	$3,709	$4,284	$4,363

(1)Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .
Commercial Real Estate Loan Portfolio — Total Commitments
Including unfunded commitments, the commercial real estate loan portfolio totals $7.7 billion as of September 30, 2007, as detailed below:

	Total Commercial Real Estate Loan Commitments
	(outstanding balances + unfunded commitments)
	September 30	December 31	September 30
(in millions)	2007	2006	2006

Condominium:
Construction	$6,630	$6,566	$6,473
Conversion	723	1,376	1,589

Total condominium	7,353	7,942	8,062
Other commercial real estate:
Office	146	188	204
Hotel	128	128	155
Rental apartment	70	10	12
Other	30	79	189
Loans less than $1 million	10	12	14

Total commercial real estate	$7,737	$8,359	$8,636

Rental apartment includes one conversion loan (secured by a property in Miami, Florida) and one construction loan (secured by a property in Los Angeles, California) that were previously classified as condominium loans. For the conversion loan (outstanding balance and total commitment of $31.2 million as of September 30, 2007), the borrower has opted not to convert the property based on the weakness of the local condominium market and will retain the collateral as an apartment building. As a result of a principal reduction from additional equity and a new appraisal of the collateral as an apartment project, the Company believes the loan is adequately secured. As of September 30, 2007, the loan was not classified as nonaccrual.
For the construction loan (outstanding balance of $23.2 million and total commitment of $36.6 million as of September 30, 2007), the borrower desires and expects to sell the collateral as an apartment project based on the strength of the local apartment market. Since no binding sales agreement has yet been executed, it remains uncertain whether the borrower will ultimately sell the entire building for use as apartments or sell the individual units as condominiums. The Company believes it is well secured by either exit strategy. As of September 30, 2007, the loan was not classified as nonaccrual.
Commercial Real Estate Loan Portfolio By Size

	Total Commitment as of September 30, 2007(1)
	Condominium		Condominium		Other
	Construction		Conversion		CRE		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount

$180 million and above	2	$371	—	$—	—	$—	2	$371
$140 million to $180 million	13	1,958	—	—	—	—	13	1,958
$100 million to $140 million	15	1,809	—	—	—	—	15	1,809
$60 million to $100 million	13	1,001	2	138	3	236	18	1,375
$20 million to $60 million	33	1,306	9	320	3	106	45	1,732
$1 million to $20 million	14	185	28	265	5	32	47	482
Loans less than $1 million	NM	—	NM	—	NM	10	NM	10

Total	90	$6,630	39	$723	11	$384	140	$7,737

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	Total Commitment as of September 30, 2007(1)
	Condominium		Condominium		Other
	Construction		Conversion		CRE		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount

Florida:
Miami/Southeast Florida	18	$2,034	4	$72	2	$43	24	$2,149
Tampa	—	—	4	136	—	—	4	136
Orlando	—	—	4	52	—	—	4	52
Other Florida	4	336	3	77	—	—	7	413

Florida Total	22	2,370	15	337	2	43	39	2,750
California:
Los Angeles	11	780	—	—	4	144	15	924
San Diego	6	199	5	154	—	—	11	353
Sacramento	—	—	1	23	1	38	2	61
San Francisco	1	44	—	—	—	—	1	44

California Total	18	1,023	6	177	5	182	29	1,382
Atlanta	11	587	2	28	—	—	13	615
Las Vegas	7	486	1	28	—	—	8	514
New York City	8	496	—	—	—	—	8	496
Washington, D.C.(2)	4	231	4	40	2	146	10	417
Chicago	6	357	—	—	1	2	7	359
Phoenix/Scottsdale	2	144	6	52	—	—	8	196
Other (3)	12	936	5	61	1	1	18	998
Loans less than $1 million	NM	—	NM	—	NM	10	NM	10

Total	90	$6,630	39	$723	11	$384	140	$7,737

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.

Originations An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loans are rarely funded (to any material degree) at closing, but rather funded over an extended period of time as the project is built. In contrast, conversion loans are largely funded at the time of closing.

	Originations (1)
	2007			2006				2005
(in millions)	3Q	2Q	1Q	4Q	3Q	2Q	1Q	4Q

Condominium:
Construction	$773	$622	$307	$950	$855	$737	$713	$327
Conversion	33	2	4	39	7	10	490	655

Total condominium	806	624	311	989	862	747	1,203	982
Other commercial real estate:
Construction	—	—	10	2	—	—	110	13
Non-construction	—	—	—	—	—	—	—	—

Total commercial real estate	$806	$624	$321	$991	$862	$747	$1,313	$995

(1)	Includes commitment increases to existing loans
Originations in 2007 to date have been primarily in Atlanta, New York City, Los Angeles and Chicago.
Paydowns/Payoffs
Loan paydowns (partial payments) and payoffs (payments of all outstanding balance) can fluctuate considerably from period to period and are inherently difficult to predict. The nature of condominium development lending is such that paydowns may occur at anytime since they correlate with the sales of individual condominium units. Payoffs are equally as unpredictable given that, while each loan has a stated maturity date, many of Corus’ loans include extension options that allow borrowers who meet certain conditions, to extend the maturity of the loan (generally for a fee) for oftentimes six to twelve months. Finally, on a case-by-case basis, Corus may choose to renegotiate the maturity date of a loan.
For the third quarter of 2007, loan paydowns and payoffs were $702 million, up from $617 million during the second quarter of this year, but down from $791 million in the third quarter of 2006. On a year-to-date basis, 2007 paydowns were $2.3 billion, slightly lower than the $2.5 billion during the same period in 2006.

	Paydowns/Payoffs
	2007			2006				2005
(in millions)	3Q	2Q	1Q	4Q	3Q	2Q	1Q	4Q

Total commercial real estate	$702	$617	$939	$948	$791	$911	$791	$784

Pending Commercial Real Estate Loans
The following table presents pending commercial real estate loans listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It has been the Company’s experience that once a loan reaches the Application Received stage it is likely to ultimately close.

	Commercial Real Estate Loans Pending
	September 30, 2007		December 31, 2006		September 30, 2006
(dollars in millions)	#	Amount	#	Amount	#	Amount

Commitment Accepted (1)	—	$—	—	$—	2	$283
Commitment Offered (1)	1	161	1	65	1	110
Application Received	8	888	11	1,003	8	780
Application Sent Out	5	243	4	254	12	1,194
Term Sheet Issued	36	3,375	29	2,625	24	2,393

Total	50	$4,667	45	$3,947	47	$4,760

Condominium:
Construction	41	$3,999	40	$3,561	43	$4,486
Conversion	3	118	2	152	3	207

Total condominium	44	4,117	42	3,713	46	4,693
Other commercial real estate	6	550	3	234	1	67

Total commercial real estate	50	$4,667	45	$3,947	47	$4,760

(1)	These amounts are also included in the Commercial Real Estate Loans — Unfunded Commitments table of this report.
Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.
Residential Real Estate and Other Lending
Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.” Minimal new originations are expected.

Asset Quality
Overview
Over the last several years, Corus has had particularly good experience with respect to problem loans. Few commercial real estate loans became past due, even fewer were placed on non-accrual and there was a virtual absence of charge-offs. Recently, however, Corus has begun to report higher levels of problem loans and increases in provisions for credit losses (see Allowance for Credit Losses section below). This is the direct result of the recent slowdown in the residential housing market.
Conversion Loans
At this point, most of our problem loans are concentrated in the condominium conversion loan portfolio. As of September 30, 2007, we had 39 condominium conversion loans with commitments totaling $723 million. We have seen many instances where either the borrower or a mezzanine lender subordinate to us has supported problem loans with substantial amounts of additional cash in order to support the project. However, since most of our loans are non-recourse, past financial support is no guarantee of future support, particularly if the market weakens further (or, potentially, even if the market stays at its currently depressed levels for an extended period of time).
For those problem loans where the borrower or mezzanine lender chooses not to take the necessary steps to resolve issues, we will not hesitate to foreclose. In the second quarter of this year we completed foreclosing on the asset securing one such loan. At this time, we do not have any other foreclosures underway, but that could change rapidly. Keep in mind that these are all real estate secured loans, so only some portion of the loan is at risk. When originating these loans we focused on relatively new, well-located apartment projects.
Construction Loans
In our construction portfolio, problems can be broken down into three categories: (1) projects where construction is at risk of coming to a halt; (2) projects where there are material cost overruns that are not being covered by borrowers, completion guarantors or sponsors; and (3) projects where construction is complete, but either (a) sales are weak, and/or (b) pre-sale buyers walk away from their contracts.
As of September 30, 2007, we had no projects where construction problems put completion of the project in doubt. One such loan had given us concerns last quarter, but the sponsor in that loan invested a substantial amount of equity to rectify the problems, and construction is moving ahead relatively smoothly again.
As for uncovered cost overruns, this is an issue many projects experience. The Bank’s position is that construction must be completed, since a partially completed building is of little value. In many cases, we have agreed to provide additional funds to the borrower to enable them to complete the project. As a result, our exposure in those projects is slightly higher than we originally anticipated, but that is one of the risks that we underwrite from the outset, and one of the reasons we target our initial condominium construction loan exposures at approximately 55% to 65% of gross sellout value (i.e., the originally projected sales prices of the condominium units, before associated selling costs). That gives us leeway to absorb some degree of increased exposure.

The final source of risk, deals where construction is complete but weak sales or cancelled contracts put our loan at risk, is the most critical source of risk for Corus. We believe construction coming to a halt will remain an isolated and non-systemic problem. Cost overruns do not radically change the nature of risk in our portfolio. But if condominiums don’t sell to a meaningful degree, the bank will end up foreclosing on projects and taking losses.
If the market deteriorates to the point where a material number of large condominium projects are complete and there are no buyers willing to close on the units at the borrowers’ asking prices, we will likely see a material increase in our problem loans. Today that is not a severe problem. In several cases, borrowers who failed to sell enough condominiums to make a condominium exit viable have negotiated the sale of the asset as apartments at a price more than adequate to pay us off. In some other cases, enough units closed and generated paydowns such that our remaining loan exposure is well secured by the remaining, slow-to-sell inventory. But absorption risk remains an issue we consider extensively.
One of the main factors in much of our underwriting is the existence and strength of pre-sale contracts. In that regard, Florida, where Corus has its greatest concentration of condominium construction loans, $2.4 billion as of September 30, 2007, is one of the more favorable pre-sale markets. Florida sales contracts generally require a non-refundable earnest money deposit of 20% of the purchase price. Las Vegas, another significant market for Corus, is also a pre-sale market, and most of our construction deals there involved deposits of up to 15%. While other markets have pre-sales, the practice is either not pervasive or the deposit percentages are not material. If a condominium buyer does not close on their unit, they will lose their deposit. Unit buyers might allege delays, unauthorized changes in the condominium itself, or other claims, in their attempt to void contracts and get deposits back. Whether or not such arguments are successful remains to be seen.
Currently, we have four loans totaling $237.9 million secured by projects in Florida that are complete and are attempting to close on their presales, as well as sell more units. The largest of those loans, for $146.3 million, was completed late during the third quarter, thus it is impossible to know if the project is going to experience a concerning level of presale fallout or not. The other three projects have all experienced a material degree of presale fallout. As of today, we only perceive there to be a risk of loss in one of those three loans. That loan, totaling $25.6 million, is also past due. However, enough sales have occurred that our risk of loss, if any, should be modest.
It is absolutely critical to understand that projects need not sell out in their entirety for our loan to become safe. With regard to our senior secured loans, once the developer has sold between 40% to 50% of the units at the originally projected prices, this is typically sufficient to pay us down to a safe level. Once more than 50% of the units are sold at original prices, our loan will be paid down to a very low and well-secured balance, or even paid off altogether. To the extent we still have balances on loans that are paid down substantially, such balances are highly desirable, being both safe and lucrative, and they might help us partially offset lower origination volume. This situation may not be so desirable for our borrowers or other financial sponsors, who might find it necessary to invest substantial sums to carry the project to full sellout. However, it is not necessarily bad for us.

Of course, we can make errors in our best estimates of value, and absorption is also an absolutely critical consideration that loan-to-sellout ratio often fails to address adequately. So, our sense of risk can sometimes be wrong, and we could incur a loss even though we felt safe at one point. Of course, we can also be overly concerned, and we can get paid in full on loans we deemed to be concerning.
Guarantees
Most (but not all) of the Bank’s lending is done on a non-recourse basis, meaning the loan is secured by the real estate without further benefit of payment guarantees from borrowers. However, the Bank routinely receives guarantees of completion and guarantees that address “bad acts.” These various guarantees can be described as follows:
Payment Guarantees - Guarantor guarantees repayment of principal and interest. Often there might be limitations on the guaranteed amounts, and guarantors vary dramatically in their financial strength and liquidity. Overall, however, these guarantees would protect the Bank to a certain degree even if the sale proceeds from the asset are insufficient to repay the loan in full. The Bank does negotiate for and receive repayment guarantees in certain situations, but the vast majority of the Bank’s lending activity is done without repayment guarantees.
Completion Guarantees (For Construction Loans) - Guarantor guarantees to pay for costs necessary to complete the asset, to the extent such costs exceed the original budget. Upon completion of the asset, and provided there are no construction liens filed by contractors, such guarantees typically lapse. These guarantees do not protect the Bank from decreases in collateral value. They do help ensure that the Bank’s exposure in a bad deal (or any deal for that matter) is not higher than originally expected. Again, there are vast differences in the financial strength of completion guarantors, and in certain (relatively infrequent) circumstances, the Bank agrees to limits on, or even does without, completion guarantees. Overall, however, the Bank views completion guarantees from capable guarantors as a very important part of the underwriting process.
Bad Act Guarantees - Guarantor guarantees repayment of losses incurred by the Bank in the event borrower commits fraud, negligence, or a wide variety of other “bad acts.” The scope of bad acts is often heavily negotiated. Very often it is defined to include bankruptcy filings, in which case Bad Act guarantees can help ensure that the Bank takes control of assets securing bad loans in a timely manner.

Asset Quality Measures

	As of September 30
(Dollars in thousands)	2007	2006

Allowance for Loan Losses	$62,850	$42,157
Allowance for Loan Losses / Total Loans	1.54%	0.97%
Liability for Credit Commitment Losses	$5,500	$5,500
Nonaccrual and Loans 90 days or more past due (NPLs) (1)	$199,776	$36,616
Other Real Estate Owned (OREO) (1)	$40,387	$—
Total Nonperforming Assets (NPLs + OREO) (1)	$240,163	$36,616
NPLs / Total Loans	4.89%	0.84%

(1)	See the Nonaccrual, Past Due, OREO and Restructured Loans section for additional details
Allowance for Credit Losses
The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.
Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, as defined by Generally Accepted Accounting Principles. These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.
After determining the specific reserve necessary for impaired loans, the Company then estimates a general reserve to be held against the outstanding balances of its remaining (i.e., non-impaired) loan portfolio. For purposes of estimating the general reserve, Corus segregates its commercial real estate secured loans (excluding those which had been identified as impaired) by:
•	Collateral Type — condominium construction, condominium conversion, etc.,

•	Lien Seniority — 1st mortgage or a junior lien (“mezzanine” loan) on the project, and

•	Regulatory Loan Rating — Pass, Special Mention, Substandard, etc.
Corus segregates its small amount of remaining loans (i.e., commercial, residential, overdrafts, and other) by loan type only.
Loss factors, which are based on historical net charge-offs plus a management adjustment factor, are then applied against the balances associated with each of these loan portfolio segments, with the sum of these results representing the total general reserve. The management adjustment factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

Finally, the Allowance for Credit Losses may also include an “unallocated” portion. The unallocated portion represents a reserve against risks associated with environmental factors that may cause losses in the portfolio as a whole but are difficult to attribute to individual impaired loans or to specific groups of loans.
The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.
In accordance with the methodology discussed above, the Company recorded provisions for credit losses of $32.5 million and $3.0 million in the first nine months of 2007 and 2006, respectively. Of the $32.5 million, $15.0 million was recorded in the third quarter of 2007. No provision was recorded during the third quarter of 2006.
A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2007	2006	2007	2006

Balance at beginning of period	$53,283	$47,686	$50,793	$44,740
Provision for credit losses	15,000	—	32,500	3,000
Charge-offs:
Commercial real estate:
Condominium:
Construction	—	—	—	—
Conversion	—	—	(15,476)	—

Total condominium	—	—	(15,476)	—
Other commercial real estate	—	—	—	—
Commercial	—	(182)	—	(756)
Residential real estate and other	(60)	(177)	(83)	(267)

Total Charge-Offs	(60)	(359)	(15,559)	(1,023)

Recoveries:
Commercial real estate	—	—	—	—
Commercial	—	3	2	3
Residential real estate and other	127	327	614	937

Total Recoveries	127	330	616	940

Balance at September 30	$68,350	$47,657	$68,350	$47,657

In 2007, Corus charged off a total of $15.5 million related to a condominium conversion loan in Naples, Florida. Upon foreclosure, the asset was transferred to Other Real Estate Owned (“OREO”, see the OREO section for further discussion and details).

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	September 30	December 31	September 30
(in thousands)	2007	2006	2006

Allowance for Loan Losses	$62,850	$45,293	$42,157
Liability for Credit Commitment Losses (1)	5,500	5,500	5,500

Total	$68,350	$50,793	$47,657

(1)	Included as a component of other liabilities
Commercial Real Estate Loan Charge-off History

(in thousands)	Charge-offs
	Condominium	Condominium	Other
Period	Construction	Conversion	CRE	Total
2007 (YTD September 30, 2007)	$0	$15,476	$0	$15,476
2006	0	0	1,512	1,512
2005	0	0	0	0
2004	0	0	0	0
2003	0	0	0	0
2002	0	0	0	0
2001	0	0	0	0
2000	0	0	0	0
1999	0	0	61	61
1998	0	0	18	18

Total Charge-offs	$—	$15,476	$1,591	$17,067

While Corus’ long-term loss history on commercial real estate lending has been quite impressive, that history corresponded to a favorable period of minimal losses for the banking industry. The favorable results of that period were undoubtedly in part a reflection of what was generally a very strong residential housing market across much of the country. The housing market though has now been showing broad-based signs of weakness for some time now. That weakness is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the recent increases in nonaccrual and otherwise nonperforming loans (as discussed throughout this document). As a result, it is quite possible that Corus may experience significant charge-offs. With that said, predicting the amount and/or timing of charge-offs is extremely difficult — any such estimate would hinge on making assumptions regarding, among other things, the future strength of the U.S. economy, future interest rates (all else being equal, higher interest rates will have a damping effect on housing prices), and market perceptions (which can drive behavior as much as any fundamental attributes).

It is Corus’ strong belief that the measure of any company’s success must be done over an entire business cycle, and not by looking at just “good” or “bad” years in isolation from one another. Since 1998, Corus originated over $20 billion in commercial real estate loans and, until recently, had zero charge-offs. While we are now experiencing problem loans and charge-offs, issues which may well get worse — if not materially worse — before they improve, we believe any measure of our overall success in the commercial real estate loan business must also take into account our results of the past decade.
Nonaccrual, Past Due, OREO and Restructured Loans

	September 30	December 31	September 30
(in thousands)	2007	2006	2006

Nonaccrual	$199,039	$72,542	$36,230
Loans 90 days or more past due	737	34,365	386

Total Nonperforming Loans	$199,776	$106,907	$36,616
Other real estate owned (“OREO”)	40,387	8,439	—

Total Nonperforming Assets	$240,163	$115,346	$36,616

Troubled debt restructurings *	$26,515	$—	$—

*	To the extent not included in either nonaccrual or loans 90 days or more past due.
Nonaccrual loans at September 30, 2007 include one condominium construction loan and three condominium conversion loans. The construction loan had an outstanding balance of $24.5 million, an unfunded commitment of an additional $1.1 million and is collateralized by a property in Miami, FL. For the conversion loans, the underlying properties are located in Tampa, FL (balance $63.1 million, total commitment $63.4 million), Ft. Myers, FL (balance and total commitment $59.2 million), and San Diego, CA (balance $52.2 million, total commitment $53.4 million).
During the third quarter of 2007, a $20.6 million conversion loan (located in Phoenix, AZ) previously reported as nonaccrual was returned to accrual status. The Bank had received all required loan payments for the last six months and management expects full collection of all principal and interest on the loan.
Loans past due 90 days or more at September 30, 2007 primarily relate to a variety of consumer loans. As to previous quarters, nearly the entire amount listed as 90 days or more past due as of December 31, 2006 related to a single loan, which was subsequently paid off in full.
In many cases where a condominium project is not performing as well as we (or the developer) would like, the borrower, or a mezzanine lender subordinate to Corus, has supported the loan with additional equity. These additional equity contributions have come in many forms, including cash payments that have been used to keep a loan current or, in the case of a delinquent loan, bring it current. As a result of such payments, three of the above nonaccrual loans, totaling $175.4 million, were actually “current” relative to principal and interest as of quarter-end.

Payments received from borrowers on nonaccrual loans can, under certain conditions, be recognized as interest income. During the three and nine months ended September 30, 2007, cash payments on nonaccrual loans recognized as interest income totaled $2.3 million and $4.9 million, respectively. To the extent that either interest payments on nonaccrual loans are not received or payments received are applied to principal, no interest income is recorded. This is referred to as foregone interest. For the three and nine months ended September 30, 2007, foregone interest totaled $2.8 million and $8.5 million, respectively. Importantly, management’s decision with respect to whether to recognize payments received on nonaccrual loans as income or as a reduction of principal may change as conditions dictate.
As of September 30, 2007, Corus had one condominium construction loan (located in San Diego, CA) classified as a troubled debt restructuring (“TDR”) not included above in nonaccrual or 90 days past due. The loan had an outstanding balance of $26.5 million at September 30, 2007 and a total commitment of $38.3 million. Loans are classified as TDR when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that management would not otherwise consider. A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve.
OREO - Other Real Estate Owned (“OREO”) consists of two properties. The first property is an office building located in the suburbs of Chicago which Corus took possession of in December 2006. The second property secures a former condominium conversion loan that Corus foreclosed on in the second quarter of 2007. This property is located in Naples, Florida and is currently being operated as an apartment complex. Corus charged off a total of $15.5 million related to this loan in 2007. Management is currently assessing its options with respect to these properties.

Deposits
The following table details the composition of Corus’ deposits by product type:

	September 30		December 31		September 30
(in millions)	2007		2006		2006

Retail certificates of deposit	$5,541	71%	$6,001	69%	$5,711	67%
Money market	1,439	18	1,698	20	1,802	21
Demand	280	4	309	4	330	4
NOW	246	3	285	3	284	3
Brokered certificates of deposit	213	3	280	3	289	3
Savings	127	1	132	1	134	2

Total	$7,846	100%	$8,705	100%	$8,550	100%

In 2007, the Bank lowered the interest rates it offers on CDs, relative to the market, in an effort to somewhat reduce deposits and begin to better match deposits with loans.
At September 30, 2007, approximately 57% of the Bank’s $7.6 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 185,000 accounts.
Long-Term Debt — Subordinated Debentures (“Trust Preferred”)
As of September 30, 2007, Corus had $404.6 million in floating rate junior subordinated notes (the “Debentures”). The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, of filing bankruptcy.
All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on September 30, 2007 market interest rates, the interest payments would be approximately $31 million per annum.

Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company. This has been a very common form of raising tax-advantaged capital, especially for bank holding companies.
Other Borrowings
Corus, through its bank holding company, has a $150 million revolving line of credit. The line of credit matures on February 28, 2010, and is collateralized by 100% of the common stock of the Bank. While the holding company can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that it has entered into with the Bank. As of September 30, 2007, the line of credit had an outstanding balance of $50.8 million.
Share Repurchase Program
The Company has in place a Share Repurchase Program (the “Program”) that was approved by the Board of Directors in April 2004. During the third quarter, Corus repurchased 383,930 shares. As of September 30, 2007, the remaining shares authorized for repurchase under the Program were 1,204,870. The Program expires in April 2009.
The table below illustrates the Company’s share repurchase activity during the third quarter of 2007:

			Maximum Number of
			Shares that May Yet
	Total Number of	Average Price Paid	Be Purchased Under
Period	Shares Purchased	per Share	the Program
July 1-31, 2007	—	$—	1,588,800
August 1-31, 2007	65,300	$14.67	1,523,500
September 1-30, 2007	318,630	$12.93	1,204,870

Total	383,930	$13.23	1,204,870

Liquidity and Capital Resources
Bank Holding Company
Sources At September 30, 2007, the holding company had cash and marketable equity securities of $167 million and $171 million, respectively, for a total of $338 million. By comparison, the holding company had cash and marketable equity securities of $51 million and $210 million, respectively, for a total of $261 million one year earlier. The cash is held on deposit at the Bank, and the securities are generally investments in equity securities.

In order to be conservative, the holding company has ‘designated’ $44 million of its cash to cover loan participations committed to by the holding company but unfunded as of September 30, 2007 and $14 million to cover dividends declared. It is important to note that while the holding company has earmarked a portion of its cash for participations, this action is one of prudence by management and not the result of any regulatory or legal requirements. Therefore, the holding company had “free and clear” cash and marketable securities aggregating $280 million at September 30, 2007, which could be used for any corporate purpose, such as additional cash dividends to our shareholders, share repurchases, supporting the Bank’s capital position and/or supporting the holding company’s cash flow needs.
The loan participations mentioned above refer to instances where the holding company has purchased a participation in loans originated by the Bank. The holding company generally enters into these participations so that the Company can hold loans greater than the Bank alone would otherwise be able to hold (banking regulations impose various limitations on bank’s extensions of credit). The loans participated in are typically construction loans which, as is the nature of construction loans, are unfunded at inception and may take two or more years to be fully drawn down. The difference between the holding company’s total commitment and the amount actually funded is referred to as the unfunded commitment. As of September 30, 2007 the holding company’s total commitments were $71 million, of which $27 million was funded leaving $44 million unfunded, as cited above.
Between 2003 and 2005, cash and liquidity needs of the holding company were primarily met through the issuance of a form of long-term debt, commonly referred to as “Trust Preferred Securities” (the attributes of these securities are described in the section titled “Long-Term Debt — Subordinated Debentures” of this report). During this period, the holding company issued, through unconsolidated subsidiary trusts, approximately $350 million of Trust Preferred Securities, infusing the majority of the proceeds into the Bank, while retaining enough cash to satisfy its own liquidity needs. Recently, the Bank’s need for capital has changed, and as a result, the holding company has been able to use the Bank as a source of liquidity (see below). In 2006, $25 million of Trust Preferred Securities were issued and the holding company received $99 million of dividends from the Bank. In 2007, the holding company issued an additional $20 million in Trust Preferred securities and received $128 million in dividends from the Bank in the first nine months of 2007. Depending on the Bank’s capital needs, the holding company could seek to issue additional Trust Preferred Securities in the future. However, while the issuance of Trust Preferred Securities has been a reliable source of capital in the recent past, there is no assurance that it will be available in the future.
Additional sources of liquidity available to the holding company include dividends from its marketable equity securities portfolio, interest and points/fees earned from loan participations, and cash that could be generated from sales of its equity securities. Further, the holding company could draw on its revolving line of credit (see discussion in the section titled “Other Borrowings” of this report).

Uses As mentioned above, between 2003 and 2005, the holding company’s primary use of cash was capital infusions into the Bank. The Bank’s capital needs have changed such that the holding company has not made any capital contributions to the Bank since 2005. Additional uses included dividends to shareholders, interest and principal payments on debt, share repurchases, the purchase of marketable securities, and the payment of operating expenses. See the section below regarding the Bank’s liquidity and capital needs for a discussion of the factors impacting the Bank’s capital needs.
Corus Bank, N.A.
Sources At September 30, 2007, the Bank’s liquid assets totaled $4.9 billion, or 54%, of its total assets versus $5.2 billion, or 54% of total assets at September 30, 2006. The Bank’s primary sources of cash include: loan paydowns/payoffs, investment securities that matured or were sold, Bank earnings retained (i.e., not paid to the holding company as a dividend), and capital infusions from the holding company.
Uses The Bank’s principal uses of cash include funding loans (both new loans as well as drawdowns of unfunded loan commitments) and funding the recent net decline in deposits. At September 30, 2007, the Bank had unfunded commercial real estate loan commitments of $3.7 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 30 months, although such fundings could occur more rapidly.
The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. As a result of management actions to better align deposit and loan levels, the Bank has recently seen a slight decline in its total deposits, essentially all of that change associated with retail certificates of deposit (“CDs”). While the recent decline in retail CDs has been as a direct result of management action, these CDs are short-term in nature (virtually all have original maturities of 1 year or less) and do present greater liquidity risk (than would longer-term funding alternatives) and could experience shrinkage in the future not tied to management actions. The Bank must therefore be prepared to fund those withdrawals and, as such, internally allocates a substantial pool of its investment securities “against” deposits.

This filing contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:
•	The impact on Corus of the problems in the residential housing and mortgage lending markets, including its impact on Corus’ loan originations, credit quality and charge-offs;

•	Continued financial support provided by borrowers, or second mortgage holders, for underperforming loans;

•	The Company’s focus on condominium lending and geographic concentration;

•	The impact of weak sales and/or cancelled contracts on loan paydowns and, ultimately, collateral valuations;

•	The borrower’s ability to complete building construction on time and within budget;

•	The interplay of originations, construction loan funding, and loan paydowns on loan balances;

•	The likelihood that condominiums will remain a permanent fixture in the residential housing market;

•	The risk that higher interest rates could dampen housing prices as well as the demand for housing, which could therefore adversely affect Corus’ business;

•	The occurrence of one or more catastrophic events that may directly or indirectly, affect properties securing Corus’ loans. These events include, but are not limited to, earthquakes, hurricanes, and acts of terrorism;

•	The likelihood that pending loans which reach the “Applications Received” stage will ultimately close;

•	Changes in management’s estimate of the adequacy of the allowance for credit losses;

•	The effect of competitors’ pricing initiatives on loan and deposit products and the resulting impact on Corus’ ability to attract and retain sufficient cost-effective funding;

•	Corus’ ability to attract and retain experienced and qualified personnel;

•	Corus’ ability to access the capital markets, including Trust Preferred securities;

•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;

•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies;

•	The concentration of ownership by the Chief Executive Officer, Robert J. Glickman, and his immediate and extended family.
Any forward-looking statements should be considered in light of the factors discussed above and the factors discussed from time to time in Corus’ filings with the Securities and Exchange Commission, including those under Item 1A, Risk Factors in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in Corus’ Annual Report on Form 10-K for the year ended December 31, 2006. Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this filing.
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